Exhibit 99.1

Press Release

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel 212 218 8720 Fax 212 218 8721 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296 www.tapestrypharma.com

Contact:

Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303 516 8500 glink@tapestrypharma.com	Investor:	Andrew Hellman CEOcast, Inc. 212 732 4300

	Media:	Peter Steinerman 516 374 3031

For Immediate Release

TAPESTRY REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Boulder, CO., May 10, 2006 – Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the first quarter ended March 29, 2006.

The operating loss for the first quarter of 2006 was $4.3 million compared to an operating loss of $4.4 million for the first quarter of 2005. The net loss for the first quarter of 2006 was $4.4 million, or $1.26 basic and diluted loss per share. This compares to a net loss for the first quarter of 2005 of $4.6 million, or $1.36 basic and diluted loss per share.

As of March 29, 2006, Tapestry had $10.6 million in cash, cash equivalents, and short-term investments.

On April 6, 2006, Tapestry sold an aggregate of 12,750,000 shares of its common stock, and related warrants to purchase up to an aggregate of 12,750,000 shares of its common stock for gross proceeds of $25.5 million, not including any proceeds from the exercise of the warrants (or approximately $24 million net of transaction fees and expenses). The purchase price was $2.00 per share of common stock, and each warrant to purchase common stock has an exercise price equal to $2.40 per share. The warrants are partially callable for cash under certain conditions.

As a consequence of the abovementioned financing Tapestry has sufficient capital to fund all of its current ongoing operations and capital expenditures and to properly advance TPI 287 into multiple Phase II trials pending successful completion of the company’s ongoing Phase I trials. As a result of the above transaction, and as of April 6, 2006, Tapestry has cash and short-term investments of approximately $34.6 million and working capital of approximately $31.5 million.

“Even with the impact of required accounting standards option expensing caused by the implementation of FASB Statement 123(R), we have continued to realize dramatic cost savings from our downsizing and refocusing efforts” commented Leonard P. Shaykin, Chairman and Chief Executive Officer of Tapestry Pharmaceuticals.  “Our recently completed financing will allow us to aggressively move all of our TPI 287 programs forward in the clinic.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

About TPI 287

TPI 287, a proprietary third generation taxane, is Tapestry’s lead clinical compound.  This compound was designed to overcome multi-drug resistance in solid tumors that have become resistant to taxane therapy.  In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumors in certain animal xenograft models when tested against standard comparative agents. The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes and cell lines known to be resistant to taxanes. In in vivo testing TPI 287 demonstrated reduction in the rate of tumor growth in both taxane resistant and taxane sensitive breast cancer xenografts. Taxane sensitive cell lines in which TPI 287 shows activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer. Taxane resistant cell lines in which TPI 287 shows activity include lines derived from breast cancer, colon cancer, prostate cancer and pancreatic cancer.

TPI 287 is currently in two Phase I studies in the United States and overseas to determine the safety and pharmacokinetic profile of the compound.  A number of Phase II studies are planned in several of the major tumor types and are projected to begin in this calendar year.

Both in vitro and in vivo studies suggest that TPI 287 may be orally bioavailable.  An oral form of the compound is currently in preclincal development.

Forward Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects” or comparable terminology or by discussions of strategy.  Such forward looking statements include statements relating to the clinical development program for TPI 287, the potential of TPI 287 as an orally administered compound and the adequacy of such funding to advance TPI 287 into multiple Phase II trials.  Such statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in human patients; that TPI 287 will prove unsuitable for oral administration; and that Phase II trials prove more costly to undertake than anticipated.  General implementation risks associated with development of any of our products include those that we are blocked or limited in the development of our product candidates because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of our product candidates is delayed or terminated because the costs of further development exceed the value of such candidates; and that the Company’s resources will be insufficient to continue development.  Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2006.  The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303 516 8500.

Tapestry Pharmaceuticals, Inc.

Balance Sheets

(In thousands)

(Unaudited)

	March 29, 2006	December 28, 2005

ASSETS

Current assets:

Cash and cash equivalents	$395	$534

Short-term investments	10,250	13,552

Prepaid expense and other current assets	927	646

Total current assets	11,572	14,732

Property, plant and equipment, net	550	608

Investment in ChromoDex, Inc.	451	451

Other assets	682	683

Total assets	$13,255	$16,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$4,054	$3,105

Notes payable-long term, net	2,131	2,483

Total stockholders’ equity	7,070	10,886

Total liabilities and stockholders’ equity	$13,255	$16,474

Tapestry Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 29, 2006	March 30, 2005

Operating expenses:
Research and development	$2,814	$2,789
General and administrative	1,457	1,597
Operating loss	4,271	4,386

Other income (expense):
Interest and other income	141	170
Interest and other expense	(173)	(167)
Net loss from continuing operations	(4,303)	(4,383)

Discontinued operations:
Loss from discontinued operations	(88)	(181)

Net loss	$(4,391)	$(4,564)

Basic and diluted loss per share from continuing operations	$(1.23)	$(1.31)
Basic and diluted loss per share from discontinued operations	$(0.03)	$(0.05)
Basic and diluted loss per share	$(1.26)	$(1.36)

Basic and diluted weighted average shares outstanding	3,485	3,346

Operating expenses include stock based compensation expense of $477,000 and $26,000 for the three months ended March 29, 2006 and March 30, 2005, respectively. Included in loss from discontinued operations is $86,000 and $4 of stock based compensation for the three months ended March 29, 2006 and March 30, 2005, respectively. There was no stock based compensation expense related to employee stock options under SFAS 123(R) in the first quarter of 2005 because the Company had not not adopted the recognition provisions of SFAS 123(R) at that time.